Exhibit 6.16

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

15% CONVERTIBLE PROMISSORY NOTE

$1,000,000	March 29, 2022
(“Original Issuance Date”)

For value received Alternative Ballistics Corporation., a Nevada corporation (the “Company” or “Maker”), promises to pay to Sky Financial for Kenneth Haller, or his assigns, (the “Holder”) the principal sum of One Million Dollars ($1,000,000) plus interest on the unpaid principal sum outstanding at the rate of 15% per annum payable on the date and in the manner set forth below.

Repayment. All payments of principal shall be in lawful money of the United States of America. At any time on or after two years following the Original Issuance Date (the “Maturity Date”), if this Convertible Promissory Note (the “Convertible Note”) has not been paid in full or converted in accordance with the terms of Section 2 below, the Holder may demand payment of the entire outstanding principal balance and interest of this Note and all unpaid accrued default interest thereon. If any payments on this Convertible Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Nevada, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

The Company may prepay this Note in whole or in part at any time upon three business days’ notice to the Holder (provided the Holder is allowed two business days after receiving notice to notify the Company of the intent to convert the Note, in which the Holder will convert the Note simultaneously with notice of the intent to convert the Note).

The Maker shall pay interest to the Holder on the aggregate and then outstanding principal amount of this Note at the rate of 15% per annum (the “Interest”) , payable in arrears on the earlier of (i) the acceleration of this Note following an Event of Default pursuant to Section 1 below and (ii) the Maturity Date. Interest on this Note shall commence to accrue as of the date of acceptance by the Maker and payment of the purchase price for this Note (the “Original Issue Date”). Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue monthly commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Maker regarding registration and transfers of this Note.

1. Events of Default.

(a) “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of the principal and default interest of this Convertible Note, as and when the same shall become due and payable;

Alternative Ballistics Corporation

Convertible Promissory Note

Kenneth Haller -$1M

P a g e | 2

(ii) Maker shall commence, or there shall be commenced against Maker, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker, or there is commenced against Maker, any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Maker is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Maker suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Maker, makes a general assignment for the benefit of creditors; or Maker, shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or Maker shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Maker shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by Maker for the purpose of effecting any of the foregoing; or

(b) If any Event of Default occurs, the full principal and default interest amount of this Convertible Note, shall become, at the Payee’s election, immediately due and payable in cash, with interest accruing at 1% per month on any unpaid obligation (“default interest”). Any default interest may be paid in shares of common stock of the Company (“Common Stock”) at the Conversion Price (as defined below) at the discretion of the Company. The Payee need not provide and Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Payee may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Payee at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

2. Voluntary Conversion.

At any time following the Original Issue Date until this Convertible Note is no longer outstanding, this Convertible Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, provided the Company provides written consent (at its sole discretion) at any time and from time to time (subject to the conversion limitations set forth in Section 4(c) hereof). The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (a “Notice of Conversion”), specifying therein the principal and interest amount of this Convertible Note to be converted and the date on which such conversion shall be effected (a “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Convertible Note to the Company unless the entire principal amount of this Convertible Note plus all accrued and unpaid default interest thereon has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Convertible Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Company may deliver an objection to any Notice of Conversion within 1 Business Day of delivery of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Convertible Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Convertible Note, the unpaid and unconverted principal amount of this Convertible Note may be less than the amount stated on the face hereof. At no time shall any shares of Common Stock be issued to the Holder such that the total number of shares of Common Stock beneficially held by the Holder exceeds 9.99%.

Alternative Ballistics Corporation

Convertible Promissory Note

Kenneth Haller -$1M

P a g e | 3

(a) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to twenty cents ($0.20) per share (the “Conversion Price”).

i. If the Company, at any time while this Convertible Note is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Convertible Note, including as interest thereon), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

i. If the Company, at any time while this Convertible Note is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Convertible Note, including as interest thereon), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

ii. Whenever the Conversion Price is adjusted pursuant to any of this Section, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Alternative Ballistics Corporation

Convertible Promissory Note

Kenneth Haller -$1M

P a g e | 4

iii. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Convertible Notes, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert Convertible Notes during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

iv If, at any time while this Convertible Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Convertible Note, the Holder shall have the right to receive, for each shares of Common Stock that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Convertible Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new Convertible Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Convertible Note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph and insuring that this Convertible Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Alternative Ballistics Corporation

Convertible Promissory Note

Kenneth Haller -$1M

P a g e | 5

(b) Mechanics of Conversion

i. Conversion Shares Issuable Upon Conversion of Principal and Interest Amount. The number of shares of Common Stock issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal and interest amount of this Convertible Note to be converted by (y) the Conversion Price.

ii. Delivery of Certificate Upon Conversion. Not later than five Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder (unless a delay is a result of a Force Majeure, provided the Company continues to use commercially reasonable efforts to ultimately perform its obligations hereunder) (A) a certificate or certificates representing the Conversion Shares which, on or after the Effective Date representing the number of shares of Common Stock being acquired upon the conversion of this Convertible Not. On or after the Effective Date or after resale pursuant to Rule 144(k) is permitted (subject to the delivery of the requisite and customary documentation), the Company shall use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 4 electronically through the Depository Trust Company or another established clearing corporation performing similar functions if request in writing by the Holder.

iii. Failure to Deliver Certificates. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Convertible Note delivered to the Company and the Holder shall promptly return the Common Stock certificates representing the principal amount of this Convertible Note tendered for conversion to the Company.

iv. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Convertible Note and payment of default interest on this Convertible Note (if elected to be paid in Common Stock), each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding principal amount of this Convertible Note and payment of default interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

Alternative Ballistics Corporation

Convertible Promissory Note

Kenneth Haller -$1M

P a g e | 6

v. Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, 1 whole share of Common Stock.

vi. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Convertible Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Convertible Note so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

3. Expenses. In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Convertible Note.

4. Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

5. Governing Law; Venue. This Convertible Note shall be governed and construed in accordance with the internal laws of the State of Nevada, irrespective of its choice of law principles. All actions or proceedings arising in connection with this Convertible Note shall be exclusively brought in the state or Federal courts located in the State of Nevada. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

6. Modification; Waiver. Any term of this Convertible Note may be amended or waived with the written consent of the Company and the Holder.

7. Assignment. The Holder may not assign or transfer this Convertible Note without the prior written consent of the Company. Thereupon, this Convertible Note shall be reissued to, and registered in the name of, the transferee, or a new Convertible Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Convertible Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

Alternative Ballistics Corporation

Convertible Promissory Note

Kenneth Haller -$1M

P a g e | 7

8. Notices. The Company agrees to maintain a ledger of the ownership of this Convertible Note (the “Ledger”). Any notice hereunder shall be given by registered or certified mail if to the Company, at its principal executive office and, if to the Holder, to its address shown in the Ledger of the Company; provided, however, that the Holder may at any time on three (3) days written notice to the Company designate or substitute another address where notice is to be given or, for both parties, by email with a confirmation of receipt of the email. Notice shall be deemed given and received after a certified or registered letter, properly addressed with postage prepaid, is deposited in the U.S. mail or by email if such email is acknowledged as received.

9. No Rights as a Stockholder. Nothing contained in this Convertible Note shall be construed as conferring upon the Holder or any other person, until the conversion of this Convertible Note as set forth herein, the right to vote or to consent or to receive Company notice as a stockholder of the Company or any rights whatsoever as a stockholder of the Company.

10. Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Convertible Note.

11. Usury. In the event any interest is paid on this Convertible Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Convertible Note.

12. Tax Matters. Notwithstanding any provision contained herein or the Agreement to the contrary, the Company shall be entitled to deduct and withhold from the amounts otherwise payable to the Holder hereunder such amounts, if any, as it may be required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. The Holder shall reasonably cooperate with the Company to produce any forms, certificates and other documentation that may eliminate or reduce such deduction and withholding amount, including, upon the Company’s request, a validly executed IRS Form W-9 or Form W-8BEN, as applicable. If the Company so withholds amounts and pays such amounts over to the applicable taxing authority, such amounts shall be treated for all purposes of this Convertible Note and the Agreement as having been paid to Holder.

13. Counterparts. This Convertible Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Convertible Promissory Note as of the day and year first written above.

Alternative Ballistics Corporation

By:	/s/ Steven Luna
Name:	Steven Luna
Title:	Chief Executive Officer

Alternative Ballistics Corporation

Convertible Promissory Note

Kenneth Haller -$1M

P a g e | 8

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Promissory Note of Alternative Ballistics Corporation (the “Company”), into shares of common stock, (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion: ______________________________________________________________

Principal Amount of Convertible Note to be Converted: ________________________________________

Interest Amount of Convertible Note to be Converted: _________________________________________

Number of shares of Common Stock to be issued: _____________________________________________

Signature: _____________________________

Name: _____________________________

Address: ____________________

Alternative Ballistics Corporation

Convertible Promissory Note

Kenneth Haller -$1M